SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )


                       Innovative Valve Technologies, Inc.
                    ----------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
                    ----------------------------------------
                         (Title of Class of Securities)


                                    45767J106
                    ----------------------------------------
                                 (CUSIP Number)



                                November 18, 1999
                    ----------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule  13d-1(b)

     [X]  Rule  13d-1(c)

     [ ]  Rule  13d-1(d)

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP NO. 45767J106
                               -------------------

1    NAMES  OF  REPORTING  PERSONS
     S.S.  OR  I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS

     ROGER  L.  MILLER

2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP  *
                                           (a)
     N/A                                   (b)

3    SEC  USE  ONLY

4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     UNITED  STATES  CITIZEN


  NUMBER OF        5     SOLE  VOTING  POWER
    SHARES               -0-
BENEFICIALLYOF     6     SHARED  VOTING  POWER
  OWNED BY
    EACH
  REPORTING        7     SOLE  DISPOSITIVE  POWER
   PERSON                -0-
    WITH
                   8     SHARED  DISPOSITIVE  POWER

9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      -0-
10    CHECK  IF  THE AGGREGATE  AMOUNT  IN  ROW  (9) EXCLUDES CERTAIN SHARES *

11    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      -0-
12    TYPE  OF  REPORTING  PERSON  *
      IN


                *  SEE  INSTRUCTIONS  BEFORE  FILLING  OUT

                                CUSIP NO. 45767J106
                               -------------------
                                   SCHEDULE 13G

1(A).    NAME  OF  ISSUER:

         Innovative Valve Technologies, Inc., a Delaware corporation

1(B).    ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

         2  Northpoint  Drive,  Suite  300,  Houston,  Texas  77060

2(A).    NAME  OF  PERSON  FILING:

         Roger  L.  Miller


2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         P. O. Box 5640,  Kingwood,  Texas  77325


2(C).    CITIZENSHIP:

         United  States  Citizen

2(D).    TITLE  OF  CLASS  OF  SECURITIES:

         Common  Stock,  $.001  par  value  per  share

2(E).    CUSIP  NUMBER:  45767J106

3.       IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
         CHECK WHETHER  THE  PERSON  FILING  IS  A:     Not  Applicable

4. OWNERSHIP. PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.


        (A)  AMOUNT  BENEFICIALLY  OWNED:  -0-

        (B)  PERCENT  OF  CLASS:  -0-

        (C)  NUMBER  OF  SHARES  AS  TO  WHICH  THE  PERSON  HAS:

            (i)     sole  power  to  vote  or  to  direct  the  vote.      -0-
                                                                       -------
            (ii)    shared  power  to  vote  or  to  direct  the  vote.    -0-
                                                                       -------
            (iii)   sole power to  dispose or to direct the disposition of the
                    vote.                                                  -0-
                                                                       -------
            (iv)    shared power to  vote or  to direct the disposition of the
                    vote.                                                  -0-
                                                                       -------

                              CUSIP NO. 45767J106
                              -------------------

5.     OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.


     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


6.     OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON  BEHALF  OF  ANOTHER PERSON.

       N/A

7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

       N/A

8.     IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.

       N/A

9.     NOTICE  OF  DISSOLUTION  OF  GROUP.

       N/A

10.    CERTIFICATION.

       N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Dated:   December  1,  1999


                                       /s/  Roger  L.  Miller
                                      ---------------------------
                                              (Signature)

                                            Roger  L.  Miller
                                      ---------------------------
                                            (Name  /  Title)